UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Lockheed Martin Corporation
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Lockheed Martin Corporation

Annual Meeting of Stockholders

April 28, 2011

Commencing April 22, 2011, the following materials are being sent to certain stockholders or used by Lockheed Martin employees to communicate with stockholders about the upcoming annual meeting. For more information, see our 2011 proxy statement dated March 11, 2011. The proxy statement and annual report may be viewed online at www.lockheedmartin.com/investor.

Proposal 4 – Non-binding, advisory vote to approve the compensation of our named executive officers (“Say-on-Pay”)

Following the filing of our 2011 proxy statement, we have had a number of conversations with stockholders and other constituencies concerning Lockheed Martin’s executive compensation program and the extent to which our Chief Executive Officer’s compensation is linked to performance. The Management Development and Compensation Committee (“Committee”) of the Board of Directors has reviewed carefully the input of stockholders. Although we believe there is a strong link between pay and performance, the Committee, with our CEO’s concurrence, has authorized the amendment of the 287,132 stock options granted to the CEO in January 2011. Under the amendment,

1.	50% of the options granted in 2011 will be forfeited if Lockheed Martin does not generate $4 billion in cash from operations in 2011 (disregarding our discretionary contributions to our pension plans that exceed the contributions forecasted in our long range plan for the year and any tax payments or benefits associated with divestitures in computing cash from operations); and

2.	50% of the options granted in 2011 will be forfeited if Lockheed Martin’s return on invested capital (“ROIC”) for 2011 is not at least 15%. ROIC equals net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to post retirement benefit plans.

Any options not forfeited by December 31, 2011 due to a failure to meet one of the performance metrics listed above will remain subject to a three-year graded vesting schedule with one-third of the non-forfeited options vesting on each of January 31, 2012, January 31, 2013, and January 31, 2014. All other terms of the 2011 stock option award agreement remain unchanged.

Our CEO received grants of both options and restricted stock units in January 2011; the option grants represent more than 85% of the shares represented by equity grants made to the CEO in January 2011.

A substantial portion of our CEO’s total compensation is tied to the performance of our stock. Fifty-seven percent of our CEO’s compensation in 2010 was awarded in the form of equity. Fifty percent of our long term incentive award program (“LTIP”) is based upon our total stockholder return relative to the total stockholder return of the companies that make up the S&P Industrials.

The consequence of having a substantial portion of compensation tied to equity is that when our stock price declines, compensation declines. The last few years demonstrate this result. Nothing was earned under the total stockholder return metric on our LTIP for the 2008-2010 cycle. For the equity awards, the aggregate value of options and Restricted Stock Units ("RSUs") granted in 2007, 2008, 2009, and 2010 has declined 71%, as of December 31, 2010.

The amendment to our CEO’s 2011 stock option award agreement to provide for forfeiture based upon failure to meet specific performance metrics further links his equity compensation to longer term performance of Lockheed Martin as measured by two metrics (ROIC and cash flow) that are important indicators of a company’s financial health. The Committee believes that the amendment of our CEO’s 2011 stock option award agreement further enhances its pay for performance approach to executive compensation.

For future equity grants to the Chairman and CEO, 50% of the shares subject to the grant will be subject to publicly disclosed performance goals.

For these reasons and the reasons outlined above and in our 2011 proxy statement, your Board recommends that stockholders vote FOR Proposal 4 – “Say on Pay.”

Your vote is important. Please make sure that your Lockheed Martin shares are voted at our upcoming Annual Meeting of Stockholders on April 28, 2011.